Exhibit 10.1

FIRST AMENDMENT
TO
EXECUTIVE EMPLOYMENT AGREEMENT

This First Amendment to Executive Employment Agreement (this “Amendment”) is entered into and effective as of September 14, 2017 , by and between Dominick C. Colangelo (“Executive”), and Vericel Corporation, a Michigan corporation (the “Company”).

WHEREAS, the Company and Executive are parties to an Executive Employment Agreement, dated as of March 1, 2013 (the “Employment Agreement”);

WHEREAS, the Company and Executive wish to amend certain provisions of the Employment Agreement; and

WHEREAS, capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Employment Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby accepted acknowledged by Executive and the Company, the parties agree as follows:

1.                                      The Company changed its name from Aastrom Biosciences, Inc. to Vericel Corporation in November 2014.  All references to “Aastrom Biosciences, Inc.” or “Aastrom” in the Employment Agreement shall mean “Vericel Corporation” or “Vericel,” respectively.

2.                                      The definition of “Change in Control” in Section 1 of the Employment Agreement is hereby amended by (i) deleting the “or” at the end of clause (b) thereof, (ii) deleting the period at the end of clause (c) thereof and replacing it with “; or” and (iii) adding the following new clause (d):

(d)                                 the date a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election.

3.                                      Subsection (d) of the definition of “Good Reason” in Section 1 of the Employment Agreement is hereby amended and restated in its entirety as follows:

(d) any change in the location of Executive’s locus of employment that is more than fifty (50) miles from the current headquarters of Vericel or that would cause Executive’s one-way commute to exceed fifty (50) miles, other than a change as contemplated in Section 4.7 below;

4.                                      Section 4.1 of the Employment Agreement is hereby amended and restated in its entirety as follows:

4.1 Base Salary.  The Executive’s annual base salary shall be $555,500.  The Executive’s base salary may be redetermined by the Company’s Compensation Committee.  The base salary in effect at any given time is referred to herein as “Base Salary.”  The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for senior executives.

5.                                      Section 6 of the Employment Agreement is hereby amended and restated in its entirety as follows:

6.                                      Consideration upon Termination.

6.1 Termination Generally. If Executive’s employment with Vericel terminates for any reason, the Company shall pay or provide to Executive (or to his authorized representative or estate) any earned but unpaid Base Salary, unpaid expense reimbursements, accrued but unused paid time off all through the date of termination, and any vested benefits Executive may have under any employee benefit plan of Vericel (the “Accrued Benefit”) on or before the time required by law but in no event more than thirty (30) days after Executive’s date of termination.

6.2 Termination by Vericel Without Cause or by Executive with Good Reason. If Executive’s employment is terminated by Vericel without Cause, or Executive terminates his employment for Good Reason, then Vericel shall, through the date of termination, pay Executive his Accrued Benefit.  In addition, subject to Executive signing a separation agreement in a form and manner satisfactory to Vericel which includes a general release of claims in favor of Vericel and related persons and entities (the “Release”) and such Release becoming irrevocable within the time period set forth in such Release, but in no event later than sixty (60) days following the date of termination:

(a) Vericel shall pay Executive an amount equal to twelve (12) months of Executive’s Base Salary (the “Severance Amount”). Notwithstanding the foregoing, if Executive breaches any of the provisions contained in Section 7 of this Agreement, in addition to all legal and equitable remedies, Vericel shall have the right to cease payments of the Severance Amount;

(b) upon the date of termination, all time-based stock options and other stock-based awards held by Executive in which Executive would have vested if he had remained employed for an additional twelve (12) months following the date of termination shall vest and become exercisable or nonforfeitable as of the date of termination;

(c) if Executive was participating in Vericel’s group health plan immediately prior to the date of termination and elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), then Vericel shall pay to Executive a monthly cash payment for twelve (12)  months or Executive’s COBRA health continuation period, whichever ends earlier, in an amount equal to the full monthly COBRA premium. Executive may continue to participate in COBRA benefits following the expiration of the twelve (12)

months, at his sole cost, provided that he remains eligible for such participation; and

(d) the amounts payable under this Section 6.2 shall be paid out in substantially equal installments in accordance with Vericel’s payroll practice over twelve (12)  months commencing within 60 days after the date of termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Amount shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the date of termination.  Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

6.3 Change in Control Payment. The provisions of this Section 6.3 set forth certain terms of an agreement reached between Executive and Vericel regarding Executive’s rights and obligations upon the occurrence of a Change in Control of Vericel. These provisions are intended to assure and encourage in advance Executive’s continued attention and dedication to his assigned duties and his objectivity during the pendency and after the occurrence of any such event. These provisions shall apply in lieu of, and expressly supersede, the provisions of Section 6.2 regarding severance pay and benefits upon a termination of employment, if such termination of employment occurs within eighteen (18) months after the occurrence of the first event constituting a Change in Control (the “Change in Control Period”).  If Executive’s employment is terminated by Vericel without Cause or Executive terminates his employment for Good Reason, and the date of termination occurs within the Change in Control Period, then, subject to the signing of the Release by Executive and such Release becoming irrevocable within the period set forth in such Release, but in no event later than sixty (60) days following the date of termination:

(a) Vericel shall pay Executive a lump sum in cash in an amount equal to one and one half (1.5) multiplied by the sum of (A) Executive’s Base Salary and (B) Executive’s Target Bonus for the year in which the date of termination occurs.

(b) Vericel shall pay a prorated annual performance bonus (the “Prorated Annual Bonus”) in a lump sum in cash equal to (x) Executive’s Target Bonus for the year during which the date of termination occurs multiplied by (y) a fraction, the numerator of which is the number of days in the fiscal year in which the Executive was employed through the date of termination and the denominator of which is 365, provided that the Prorated Annual Bonus shall be less the amount of any annual performance bonus, or advance thereof, previously paid for the period associated with the Prorated Annual Bonus.

(c) notwithstanding anything to the contrary in any applicable option agreement or stock-based award agreement, all time-based stock options and other stock-

based awards held by Executive shall immediately accelerate and become fully exercisable or nonforfeitable as of the date of termination; and

(d) if Executive was participating in Vericel’s group health plan immediately prior to the date of termination and elects COBRA health continuation, then Vericel shall pay to Executive a monthly cash payment for eighteen (18) months or Executive’s COBRA health continuation period, whichever ends earlier, in an amount equal to the full monthly COBRA premium.  Executive may continue to participate in COBRA benefits following the expiration of the eighteen (18) months, at his sole cost, provided that he remains eligible for such participation.

(e) The amounts payable under this Section 6.3 shall be paid or commence to be paid within 60 days after the date of termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payment shall be paid or commence to be paid in the second calendar year by the last day of such 60-day period.

6.                                      Section 7.2 of the Employment Agreement is hereby amended and restated in its entirety as follows:

7.2 Non-Solicitation. Executive agrees that, during the term of his employment or other service relationship with Vericel or any of its affiliates or assigns (the Employer”)  and, regardless of the reason for the ending of his service relationship with the Employer, for a period of either:  (i) one (1) year following the termination of his service relationship with the Employer  if such termination occurs outside the Change in Control Period, or (ii) eighteen (18) months following the termination of his service relationship with the Employer if such termination occurs within the Change in Control Period (in either event the “Restricted Period”), he will not, directly or indirectly, on his own behalf or on behalf of any other person or entity, solicit, induce or attempt to solicit or induce: (i) any then current employee or independent contractor of tthe Employer to terminate or modify his, her or its employment or business relationship with the Employer; (ii) any then current customer of the Employer with which Executive had personal contact during the last twelve (12) months of his employment or about which Executive had access to Confidential Information regarding such customer, or any current vendor, supplier, service provider, or other business relation of the Employer (“Business Relation”) to terminate or modify its use of the Employer’s services or its relationship with the Employer, as applicable.

7.                                      Section 7.3 of the Employment Agreement is hereby amended and restated in its entirety as follows:

7.3 Non-Competition. Executive agrees that during the Restricted Period, he will not, without the express written consent of the Board, directly or indirectly, on his own behalf or on behalf of any other person or entity, represent, engage in, be employed by, furnish consulting services to, or have any interest in (whether as an agent, director, officer, owner, partner, principal, proprietor, representative, shareholder, or otherwise) any business that is directly competitive with the Employer’s development programs, including product candidates being developed thereunder, technologies or commercial products at such time of Executive’s termination of employment.  Neither (a) Executive’s participation in the activities permitted by Section 3.3, nor (b) Executive’s ownership, in itself, of one percent or less of the outstanding publicly traded securities of any class of a corporation or other entity (so long as Executive does not participate in the operations of such competitive business), shall constitute a violation of this Section 7.3.

8.                                      Section 10.10 of the Employment Agreement is hereby amended and restated in its entirety as follows:

10.10  Governing Law.  This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles of such State.  With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the First Circuit.

9.                                      Section 10.21 of the Employment Agreement is added as follows:

10.21 Protected Disclosures.  Executive understands that nothing contained in this Agreement limits Executive’s ability to communicate with any federal, state or local governmental agency or commission, including to provide documents or other information, without notice to the Company.

10.                               Paragraph 1 of Exhibit B to the Employment Agreement is hereby amended and restated in its entirety as follows:

1. Target Cash Bonus.  The Executive shall be eligible to receive cash incentive compensation as determined by Vericel’s Compensation Committee from time to time.  The Executive’s target annual incentive compensation shall be sixty percent (60%) of his Base Salary, and the actual bonus amount shall be determined by Vericel’s Compensation Committee.  The target annual incentive compensation in effect at any given time is referred to herein as “Target Bonus.”  The Target Bonus may be redetermined by Vericel’s Compensation Committee.  To be eligible for incentive compensation, the Executive must be employed by Vericel on the day such incentive compensation is paid.

11.                               All other provisions of the Employment Agreement shall remain in full force and effect according to their respective terms, and nothing contained herein shall be deemed a waiver of any right or abrogation of any obligation otherwise existing under the Employment Agreement except to the extent specifically provided for herein

12.                               The validity, interpretation, construction and performance of this Amendment, and the Employment Agreement, as amended herein, shall be governed by the laws of the Commonwealth of Massachusetts without regard to principles of conflict of laws of such state that would require the application of the laws of any other jurisdiction.  The parties hereby consent to personal jurisdiction of the state and federal courts situated within Cambridge, Massachusetts for purposes of enforcing this Amendment, and waive any objection that he, she or it might have to personal jurisdiction or venue in those courts.

13.                               This Amendment may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

VERICEL CORPORATION

By:	/s/ Alan L. Rubino
	Name:	Alan L. Rubino
	Title:	Chair of the Compensation Committee of the
Board of Directors

EXECUTIVE

/s/ Dominick C. Colangelo
Dominick C. Colangelo

[Signature Page to First Amendment to Executive Employment Agreement (Colangelo)]